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LIST OF SUBSIDIARIES                                                  EXHIBIT 21

         Following lists the significant subsidiaries of the registrant together with their wholly-owned subsidiaries and the state or jurisdiction of incorporation of each:

     NAME                                        INCORPORATED

 1)  First National Bank of Pennsylvania         United States

 2)  Reeves Bank                                 Pennsylvania

 3)  First County Bank, N.A.                     United States

 4)  Metropolitan National Bank                  United States

 5)  First National Bank of Naples               United States

 6)  Cape Coral National Bank                    United States

 7)  First National Bank of Fort Myers           United States

 8)  First National Bank of Florida              United States

 9)  West Coast Guaranty Bank, N.A.              United States

10)  Regency Finance Company                     Pennsylvania

         Regency Finance Company conducts business under six names. Business is conducted at the fifteen offices in Butler, Clearfield, Crawford, Elk, Erie, Fayette, Lawrence, McKean, Mercer, Somerset and Warren counties in Pennsylvania under the name of F.N.B. Consumer Discount Company. Business is conducted in Chautauqua county in New York under the names of Citizens Financial Services of New York, Inc. and Citizens Equity Corporation of New York. Business is conducted in the six offices in Columbiana, Mahoning, Lake, Summit and Trumbull counties in Ohio under the name Citizens Financial Services, Inc. Business is conducted in the eleven offices in Centre, Columbia, Hanover, Lackawanna, Lehigh, Monroe, Snyder, and Union counties in Pennsylvania under the name of Regency Finance Company. Business is conducted in eleven offices in Kentucky and Tennessee under the name of Finance and Mortgage Acceptance Corporation in the county of Christian in Kentucky and the counties of Dickson, Dyer, Franklin, Henry, Humphreys, Marshall, Montgomery, Robertson, Rutherford and Warren counties in Tennessee.

          The other subsidiaries conduct business under the names as shown above.